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                                                                Exhibit 15.1

                      ACKNOWLEDGEMENT OF ERNST & YOUNG LLP



November 10, 2004


The Board of Directors
F.N.B. Corporation

We are aware of the incorporation by reference in the Post-Effective Amendment No. 2 to Form S-3 Registration Statement of F.N.B. Corporation for the registration of its common stock relating to F.N.B. Corporation's Dividend Reinvestment and Direct Stock Purchase Plan of our reports dated May 7, 2004, August 9, 2004 and November 9, 2004 relating to the unaudited consolidated interim financial statements of F.N.B. Corporation that are included in its Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.


/s/ Ernst & Young LLP


Pittsburgh, Pennsylvania